Exhibit 21.1

LSB INDUSTRIES, INC.

SUBSIDIARY LISTING

As of August 26, 2016

LSB INDUSTRIES, INC. (Direct subsidiaries in bold italics)

Consolidated Industries L.L.C. (f/k/a Consolidated Industries Corp.)

LSB Chemical L.L.C. (f/k/a/ LSB Chemical Corp.)

Cherokee Nitrogen L.L.C. (f/k/a Cherokee Nitrogen Company)

Cherokee Nitrogen Holdings, Inc. (f/k/a Cherokee Nitrogen Company)

Chemical Properties L.L.C.

Chemical Transport L.L.C.

El Dorado Chemical Company

EDC Ag Products Company L.L.C.

Chemex I Corp. (f/k/a Slurry Explosive Corporation)

El Dorado Ammonia L.L.C.

El Dorado Nitric L.L.C. (f/k/a El Dorado Nitric Company, f/k/a El Dorado Nitrogen Company, f/k/a LSB Nitrogen Corporation, f/k/a LSB Import Corp.)

El Dorado Acid, L.L.C. (General Partner of El Dorado Nitrogen, L.P.)

El Dorado Nitrogen, L.P. (1% ownership)

El Dorado Acid II, L.L.C. (Limited Partner of El Dorado Nitrogen, L.P.)

El Dorado Nitrogen, L.P. (99% ownership)

LSB Capital L.L.C.

Pryor Chemical Company (f/k/a Pryor Plant Chemical Company, f/k/a LSB Financial Corp.)

Zena Energy L.L.C.

ClimateCraft Technologies, Inc.

LSB-Europa Limited

Summit Machine Tool Manufacturing L.L.C. (f/k/a Summit Machine Tool Manufacturing Corp.)

TRISON Construction, Inc.

All companies are incorporated or organized in the state of Oklahoma except for LSB Industries, Inc. which is incorporated in the state of Delaware, and El Dorado Nitrogen LP which is organized in the state of Texas.